As filed with the Securities and Exchange Commission on July 30, 1999
                                                        Registration No.________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              IRT INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

           FLORIDA                                        59-2720096
(State or other jurisdiction of                         (IRS Employer
 incorporation or organization)                      Identification Number)

        259-C Commercial Boulevard, Lauderdale-by-the-Sea, Florida 33308
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (954) 351-0270

                          CONSULTANT COMPENSATION PLAN
                            (Full title of the plan)

                                Martin & Rylander
   1730 Rhode Island Avenue NW, Suite 812, Washington, DC 20036 (202) 408-1155 (Name, address, including zip code, and telephone number of agent for service)

                                    Copy to:
                             Richard P. Greene, P.A.
       2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, Florida 33304
                                 (954) 564-6616

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
Title of Each Class                             Proposed Maximum          Proposed Maximum             Amount
of Securities                   Amount              Offering                  Aggregate                  of
to be                            to be              Price per                 Offering              Registration
Registered                    Registered          Share/Option                  Price                    Fee
----------------------------------------------------------------------------------------------------------------
Common Stock                  1,650,000             $0.50(1)                  $800,000                $229.35

TOTAL                                                                                                 $229.35(2)

----------------------------------------------------------------------------------------------------------------

(1) The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

(2)      Reflects the required filing fee.

                                     PART I

Item 1.           Plan Information.

         (a) General Plan Information

                  1. The title of the Plan is: Consultant Services Plan ("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is IRT Industries, Inc. ("Company").

                  2. The general nature and purpose of the Plan is to grant Consultants a total of 1,650,000 shares of the Common Stock of the Company as compensation for consultation services which were rendered on behalf of the Company.

                  3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                  4. The Company shall act as Plan Administrator. The Company's address and telephone number are: 259-C Commercial Boulevard, Lauderdale-by-the-Sea, Florida 33308, (954) 351-0270. The Company, as administrator of the Plan, will merely issue to the Consultant shares of Common Stock pursuant to the terms of the Plan.

         (b) Securities to be Offered. Pursuant to the terms of the Plan, 1,650,000 shares of the Company's Common Stock will be offered.

         (c) Employees Who May Participate in the Plan. Consultants are the sole participants in this Plan. Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act").

         (d) Purchase of Securities Pursuant to the Plan. The Company shall issue and deliver the underlying securities to Consultants as soon as practicable.

         (e) Resale Restrictions. Consultants, after receipt of the Shares, may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

         (f) Tax Effects of Plan Participation. The Consultant Services Plan is not qualified under Sec. 401 of the Internal Revenue Code of 1986, as amended.

         (g) Investment of Funds. Not applicable

         (h) Withdrawal from the Plan; Assignment of Interest. Withdrawal or termination as to the Plan may occur upon mutual written consent of the parties. Consultant has the right to assign or hypothecate Consultant's interest in the Plan, subject to Plan provisions.

         (i) Forfeitures and Penalties. Not applicable

         (j) Charges and Deductions and Liens Therefore. Not applicable

Item 2.           Registrant Information and Employee Plan Annual Information.

         Registrant, upon oral or written request by Consultants, shall provide, without charge, the documents incorporated by reference in Part II, Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR
Section 230.428(b)). All requests are to be directed to the Company at the address provided in paragraph (a)(4) above.

                                     PART II

Item 3.           Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

         (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999;

         (c) The Registrant's Articles of Incorporation and Amendments thereto, and the Registrant's Bylaws;

         (d) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.           Description of Securities.

         The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 100,000,000 shares of common stock, $.0001 par value, of which 8,650,782 shares of common stock are issued and outstanding.

         Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.           Interests of Named Experts and Counsel.

         Richard P. Greene, P.A. will receive 25,000 shares for legal services rendered hereby.

Item 6.           Indemnification of Officers and Directors.

         The Registrant is a Florida corporation. The General Corporation Law of Florida provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as Amended, incorporate the indemnification provisions of the General Corporation Law of Florida to the fullest extent provided.

         The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.           Exemption from Registration Claimed.

         Not Applicable.

Item 8.           Exhibits

EXHIBIT           DESCRIPTION
-------           -----------
5.1               Opinion of Richard P. Greene, P.A.

10.1              Consultant Services Plan, dated July 20, 1999

23.1              Consent of Richard P. Greene, P.A.

23.2              Consent of Dohan and Company, CPA's

Item 9.           Undertakings.

         A. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on this 29TH day of JULY, 1999.

                                    IRT INDUSTRIES, INC.

                        By:         /s/ ARNOLD J. WROBEL
                                    ---------------------------
                                    Arnold J. Wrobel, CEO, President and
                                    Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT         DESCRIPTION                                             PAGE
-------         -----------                                             ----
5.1             Opinion of Richard P. Greene, P.A.

10.1            Consultant Services Plan, dated July 20, 1999

23.1            Consent of Richard P. Greene, P.A.

23.2            Consent of Dohan and Company, CPA's